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                                                                    EXHIBIT 99.1


NEWS                                             EMRISE CORPORATION
                                                 9485 Haven Avenue Suite 100
                                                 Rancho Cucamonga, CA 91730
                                                 (909) 987-9220 o (909) 987-5186
                                                 www.EMRISE.com

================================================================================
FOR IMMEDIATE RELEASE

CONTACT:                                         Rory Mackin
John Donovan                                     Hill & Knowlton
VP Finance & Administration                      (212) 885-0455
EMRISE CORPORATION                               rory.mackin@hillandknowlton.com
(909) 987-9220 ext. 3201

            EMRISE CORPORATION ANNOUNCES SECOND QUARTER 2007 RESULTS
               INCLUDING RECORD QUARTERLY SALES OF $12.1 MILLION
              AND RECORD BACKLOG AT JUNE 30, 2007 OF $27.4 MILLION

RANCHO CUCAMONGA, CALIFORNIA, August 14, 2007 - EMRISE CORPORATION (NYSE ARCA:
ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced its second quarter 2007 financial results.

EMRISE's Chairman, President and CEO, Carmine T. Oliva, said, "We are pleased with the $12.1 million of record sales that we achieved in the second quarter of 2007. This represents a 12% increase in sales over the same period in the prior year. This sales level is reflective of our strong organic growth in sales of military power supplies and network access equipment at our foreign subsidiaries in England and France. We were able to achieve this top line growth even though our sales were negatively affected by approximately $410,000 of delayed power supply shipments this quarter as a result of moving our RO Associates ("RO") power supply subsidiary from Sunnyvale California to our CXR Larus facility in San Jose, California and simultaneously transitioning RO to an outsourced contract manufactured production model. We have begun to ship, and anticipate completing shipment, of these power supply orders during the fourth quarter. In addition, our customer, the U.S. government Defense Supply Agency ("DSA"), delayed the release of digital switch stocking orders, some of our Digitran division's highest gross margin product. We had expected to receive and ship approximately $620,000 of these orders, which we anticipate to be received and shipped in the second half of 2007.

"We are especially pleased with our backlog at June 30, 2007, which reached a record $27.4 million. We believe that when sales recorded during the first half of 2007 are coupled with shipments of backlog orders and anticipated future orders during the remainder of 2007, we will be able to achieve our previously issued guidance of $55 million in annual sales for 2007, which would represent 18% organic growth in sales over 2006."

                                     -more-

Mr. Oliva added, "Although we are disappointed to report a loss for the quarter, we are optimistic about our prospects for profit improvement in the remaining two quarters of 2007, particularly given that the results for the second quarter of 2007 include one-time negative net income impacts of approximately $90,000 related to the transition to a contract manufacturer for the manufacture of RO products and $240,000 related to RO move costs. In addition, gross profit on the delayed release of the digital switch stocking orders by the DSA would have been approximately $500,000.

"Our cash position remained relatively unchanged from first quarter of 2007 and was $2.8 million at June 30, 2007 as compared to $3.3 million at March 31, 2007."

SECOND QUARTER FINANCIAL SUMMARY
--------------------------------

         o EMRISE reported net sales of $12.1 million for the quarter ended June 30, 2007, an increase of 12% compared to net sales for the second quarter of 2006.

         o Gross margin for the second quarter of 2007 was $4.1 million or 34% of net sales. This compares to a gross margin of $3.8 million, or 32% of net sales, in the first quarter of 2007 and a gross margin of $3.8 million or 35% of net sales in the second quarter of 2006.

         o Operating loss for the second quarter of 2007 was $438,000. This compares to an operating loss of $598,000 in the first quarter of 2007 and an operating loss of $798,000 in the second quarter of 2006.

         o Net loss for the second quarter of 2007 was $623,000. This compares to a net loss of $792,000 in the first quarter of 2007 and a net loss of $1.0 million in the second quarter of 2006.

         o Loss per share for the second quarter of 2007 was $0.02, as compared to a loss of $0.02 per share for the first quarter of 2007 and a loss of $0.03 per share in the second quarter of 2006. Loss per share for each of these periods was based upon 38.1 million basic and diluted shares outstanding.

SECOND QUARTER FINANCIAL HIGHLIGHTS
-----------------------------------

NET SALES, ELECTRONIC DEVICES SEGMENT - Our electronic devices segment reported net sales of $8.4 million for the quarter ended June 30, 2007, an increase of 7% compared to the second quarter of 2006 and a decrease of 1% over the quarter ended March 31, 2007. The increase in sales for our electronic devices segment is primarily the result of higher military power supply sales in our foreign subsidiaries due to shipments for some key contracts delivered in the second quarter of 2007 offset slightly by declines in our domestic operations due primarily to the delayed receipt of DSA stocking orders for our digital switches.

NET SALES, COMMUNICATIONS EQUIPMENT SEGMENT - Our communications equipment segment reported net sales of $3.6 million for the quarter ended June 30, 2007, an increase of 25% compared to the second quarter of 2006 and an increase of 7% over the quarter ended March 31, 2007. The increase in net sales for our communications equipment segment is primarily due to increased sales of network access equipment at our French subsidiary as a result of long-term efforts to focus on our core military and telecommunications markets partially offset by declines in our domestic legacy network access and other timing equipment. We expect communication equipment sales to continue to increase in future periods due to the recent introduction of our new TiemPo(TM) edge network timing equipment.

                                     -more-

GROSS PROFIT, ELECTRONIC DEVICES SEGMENT - Our electronic devices segment reported a gross profit of $2.8 million or 33% of net sales for the quarter ended June 30, 2007 compared to a gross profit of $2.7 million or 34% of net sales for the second quarter of 2006 and $2.6 million or 31% of net sales for the quarter ended March 31, 2007. The decrease in gross margin from second quarter of 2006 is due, in part, to intentional changes in product mix to higher growth, lower margin commercial avionics, especially for In-Flight Entertainment and Communication products, as compared to lower growth, higher margin military avionics. In addition, the second quarter gross margin was negatively impacted by the delayed receipt of higher margin digital switch orders from the DSA as well as temporary gross margin reductions incurred during RO's transition of production to an outside contract manufacturer.

GROSS PROFIT, COMMUNICATIONS EQUIPMENT SEGMENT - Our communications equipment segment reported a gross profit of $1.3 million or 35% of net sales for the quarter ended June 30, 2007, compared to a gross profit of $1.1 million or 37% of net sales for the second quarter of 2006 and $1.2 million or 36% of net sales for the quarter ended March 31, 2007. The decrease in gross margins is due to competitive pricing pressures related to our legacy network access and other timing products offset, in part, by increased sales of higher margin military network access products at our French subsidiary. We expect margins to improve in future periods due to the recent introduction of our higher margin Tiempo(TM) edge network timing device, which is being built for us by Hitachi.

OPERATING EXPENSES - Operating expenses were $4.5 million or 37% of net sales in the second quarter of 2007 compared to $4.4 million or 37% of net sales in the first quarter of 2007 and $4.6 million or 42% of net sales in second quarter of 2006.

OPERATING LOSS - Operating loss in the second quarter of 2007 was $438,000 compared to an operating loss of $598,000 in the first quarter of 2007 and an operating loss of $798,000 in the second quarter of 2006.

NET LOSS - Net loss for the second quarter of 2007 was $623,000 as compared to a net loss of $792,000 in the first quarter of 2007 and a net loss of $1.0 million in the second quarter of 2006.

LIQUIDITY
---------

WORKING CAPITAL - Working capital at June 30, 2007 was $7.7 million compared to $8.6 million at March 31, 2007 and $9.6 million at December 31, 2007.

CASH - Our cash balance at June 30, 2007 was $2.8 million compared to $3.3 million at March 31, 2007.

BACKLOG - Backlog at June 30, 2007 was a record $27.4 million, a significant portion of which is shippable in 2007. This compares to backlog of $23.4 million at March 31, 2007 and $24.9 million at June 30, 2006.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of EMRISE's second quarter 2007 financial results call will be available at http://www.investorcalendar.com/. The call begins today at 8:00 AM (PDT) / 11:00 AM (EDT). To participate in the conference call, dial the following phone number 5 to 10 minutes prior to the scheduled conference:
877-407-9210. International callers should dial 201-689-8049. There is no pass code required for this call. A replay of the call will be available through midnight November 14, 2007 by calling 877-660-6853 in the United States or 201-612-7415 for calls from outside the United States. The conference ID is 251617, Account number 286.
                                     -more-

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ABOUT EMRISE CORPORATION

EMRISE Corporation is a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment. EMRISE's electronic devices group, which consists of EMRISE Electronics Corporation and its international subsidiaries, provides power conversion, RF and microwave devices, and digital and rotary switches to the North American, European and Asian electronic markets. EMRISE's communications equipment group, consisting of CXR Larus Corporation and its subsidiary, CXR Anderson Jacobson, provides network access and communication timing and synchronization products to the North American, European and Asian communications industry. Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan. As June 30, 2007, EMRISE had a total of 304 employees in its various subsidiaries and divisions. Website: www.EMRISE.com. Listed on NYSE Arca under the ticker symbol: ERI.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------

With the exception of historical information, the matters discussed in this press release, including without limitation, forecasts regarding orders, sales, shipments, revenues, margins and profitability, and statements regarding EMRISE's ability to achieve $55 million in annual sales for fiscal year 2007, improve bottom line performance in 2007 or any future periods, generate positive cash flow from operations, successfully increase sales and/or increase gross profit as a result of increased shipments of the new Tiempo(TM) timing equipment, are forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to: EMRISE's ability to meet its working capital needs, fund existing and anticipated product development efforts, identify and successfully negotiate, fund and integrate past and future acquisitions and improve operating efficiency and realize anticipated synergies; the ability to lower costs and increase profitability due to the integration and growth of acquired or potentially acquirable businesses; the receipt and timing of contracts, orders and payments from existing and potential customers for EMRISE's products and services, including, but not limited to, the receipt and shipment of anticipated orders from the U.S. Government's Defense Supply Agency for digital switches and the ability of EMRISE to ship delayed power supply orders for its RO subsidiary; EMRISE's ability to produce and fulfill delayed and backlog orders; the receipt of production materials and resale products in a timely fashion; market and economic conditions; EMRISE's level of success in positioning itself in the market for in-flight entertainment products; EMRISE's ability to continue or improve on its existing organic growth rates in both its electronic device and communication equipment segments; changes in technology, governmental regulations and policies and customer requirements, competitive products and services; unforeseen technical issues; unexpected changes in typical seasonal sales trends and those factors contained in the "Risk Factors" Section of EMRISE's latest Form 10-K and Form 10-Q and other public filings.

                                      # # #
                                  Tables follow

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
                               EMRISE CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                    (in thousands, except per share amounts)


                                              THREE MONTHS ENDED       SIX MONTHS ENDED
                                                   JUNE 30,                 JUNE 30,
                                             --------------------    --------------------
                                               2007        2006        2007        2006
                                             --------    --------    --------    --------

Net sales                                    $ 12,067    $ 10,817    $ 23,989    $ 21,551
Cost of sales                                   7,991       7,025      16,065      13,375
                                             --------    --------    --------    --------
Gross profit                                    4,076       3,792       7,924       8,176

Operating expenses:
     Selling, general and administrative        3,849       3,698       7,585       7,465
     Engineering and product development          665         892       1,375       1,614
                                             --------    --------    --------    --------
         Total operating expenses               4,514       4,590       8,960       9,079
                                             --------    --------    --------    --------
Loss from operations                             (438)       (798)     (1,036)       (903)

Other income (expense):
     Interest income                               36          21          55          46
     Interest expense                            (170)        (93)       (320)       (217)
     Other, net                                   100         (44)        165         (36)
                                             --------    --------    --------    --------
         Total other income (expense), net        (34)       (116)       (100)       (207)
                                             --------    --------    --------    --------

Loss before income taxes                         (472)       (914)     (1,136)     (1,110)
Income tax provision (benefit)                    151          96         279         222
                                             --------    --------    --------    --------
Net loss                                     $   (623)   $ (1,010)   $ (1,415)   $ (1,332)
                                             ========    ========    ========    ========

Earnings per share:
     Basic                                   $  (0.02)   $  (0.03)   $  (0.04)   $  (0.04)
                                             ========    ========    ========    ========
     Diluted                                 $  (0.02)   $  (0.03)   $  (0.04)   $  (0.04)
                                             ========    ========    ========    ========

Weighted average shares outstanding
     Basic                                     38,141      38,082      38,130      37,880
                                             ========    ========    ========    ========
     Diluted                                   38,141      38,082      38,130      37,880
                                             ========    ========    ========    ========



                               EMRISE CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                       JUNE 30,   DECEMBER 31,
                                                                         2007        2006
                                                                       --------    --------
                                     ASSETS                          (Unaudited)
Current assets:
     Cash and cash equivalents                                         $  2,824    $  3,802
     Accounts receivable, net of allowances for doubtful accounts of
         $297 at June 30, 2007 and $391 at December 31, 2006              8,224       9,220
     Inventories                                                         11,473      10,575
     Deferred income taxes                                                  729         726
     Prepaid and other current assets                                     1,227       1,082
                                                                       --------    --------
         Total current assets                                            24,477      25,405

Property, plant and equipment, net                                        2,309       2,245
Goodwill                                                                 13,091      12,995
Intangible assets other than goodwill, net                                3,384       3,546
Other assets                                                                743         594
                                                                       --------    --------
         Total assets                                                  $ 44,004    $ 44,785
                                                                       ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                  $  5,283    $  4,640
     Accrued expenses                                                     5,658       5,309
     Borrowings under lines of credit                                     4,017       4,310
     Current portion of long-term debt                                      501         516
     Notes payable to stockholders, current portion                         500         500
     Income taxes payable                                                   775         519
                                                                       --------    --------
         Total current liabilities                                       16,734      15,794

Long-term debt                                                              301         533
Notes payable to stockholders, less current portion                       1,000       1,250
Deferred income taxes                                                     1,053       1,053
Other liabilities                                                           917         982
                                                                       --------    --------
         Total liabilities                                               20,005      19,612

Commitments and contingencies (See Note 7)

Stockholders' equity:
     Preferred stock,$0.01 par value. Authorized 10,000,000 shares,
         zero shares issued and outstanding                                  --          --
     Common stock,$0.0033 par value.  Authorized 150,000,000 shares;
         38,144,000 and 38,082,000 shares issued and outstanding at
         June 30, 2007 and December 31, 2006, respectively                  126         125
     Additional paid-in capital                                          43,149      43,083
     Accumulated deficit                                                (20,148)    (18,733)
     Accumulated other comprehensive income                                 872         698
                                                                       --------    --------
         Total stockholders' equity                                      23,999      25,173
                                                                       --------    --------
         Total liabilities and stockholders' equity                    $ 44,004    $ 44,785
                                                                       ========    ========